VSE Amends Bank Loan to Extend Maturity Date and Increase Available Funds

Alexandria, Virginia (January 8, 2018) - VSE Corporation (NASDAQ: VSEC) announced today that it has successfully negotiated and closed an amendment to its loan agreement with its bank group. The amended loan agreement adds three new lenders to the bank group, bringing it to a total of nine banks. Citizens Bank served as the Sole Lead Arranger and Sole Book Running Manager.

The amended loan agreement, among other changes, extends the maturity date from January 2020 to January 2023, provides a more favorable interest rate structure, and increases the amount of available bank funding. Before the closing of the amended loan agreement, the outstanding principal balance under the company’s term loan was approximately $94.4 million. The company also had capacity of $150 million under its revolving loan facility. The amended loan agreement provides for a term loan of $100 million and a revolving loan facility of $300 million, thereby providing an additional $155.6 million in committed funding. The amended loan agreement also increases the aggregate amount of any incremental loan facilities from $75 million to $100 million.

“This amendment strengthens our capital structure and improves our liquidity,” said Maurice “Mo” Gauthier, VSE CEO. “Our investors also can be reassured that increased capital with favorable terms will be available to pursue our strategic objectives.”

About VSE
Established in 1959, VSE is a diversified logistics and services company with experience in solving issues of global significance with integrity, agility, and value. VSE is dedicated to making our federal and commercial clients successful by delivering innovative solutions for vehicle, ship, and aircraft sustainment, supply chain management, platform modernization, mission enhancement, program management, energy, IT, and consulting services. For additional information regarding VSE services and products, please see the Company's web site at www.vsecorp.com or contact Christine Kaineg, VSE Investor Relations, at (703) 329-3263.

VSE News Contact: Christine Kaineg -- (703) 329-3263.